                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                  Under the Securities Exchange Act of 1934
                             (Amendment No. ___)*


                            Student Advantage, Inc.
                            -----------------------
                               (Name of Issuer)


                         Common Stock, $0.01 Par Value
                         -----------------------------
                        (Title of Class of Securities)

                                   86386Q 10 5
                                   -----------
                                  (CUSIP Number)

                                   May 7, 2002
              (Date of Event Which Requires Filing this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|     Rule 13d-1(b)
|X|     Rule 13d-1(c)
|_|     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  86386Q 10 5


1.   NAME OF REPORTING PERSON ATLAS II, L.P. S.S. OR I.R.S.  IDENTIFICATION  NO.        ATLAS II, L.P
     OF ABOVE PERSON

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                  a |X|
                                                                                        b |_|

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     New York
--------------------------------------------------------------------------------
                                5.      SOLE VOTING POWER
                                        2,411,200
        NUMBER OF               6.      SHARED VOTING POWER
         SHARES                         0
      BENEFICIALLY              7.      SOLE DISPOSITIVE POWER
         OWNED                          2,411,200
        BY EACH                 8.      SHARED DISPOSITIVE POWER
        REPORTING                       0
       PERSON WITH
--------------------------------------------------------------------------------

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     5,244,950

10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     10.9%

12.  TYPE OF REPORTING PERSON*
     PN

                        *SEE INSTRUCTION BEFORE FILLING OUT!

                                                                Page 3 of 7
CUSIP No.  86386Q 10 5



1.   NAME OF REPORTING PERSON                                   Pentagram  Partners
     S.S. OR I.R.S.  IDENTIFICATION NO. OF ABOVE PERSON

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          a |X|
                                                                b |_|

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     New York
-------------------------------------------------------------------------------
                                5.      SOLE VOTING POWER
                                        2,833,750
        NUMBER OF               6.      SHARED VOTING POWER
         SHARES                         0
      BENEFICIALLY              7.      SOLE DISPOSITIVE POWER
         OWNED                          2,833,750
        BY EACH                 8.      SHARED DISPOSITIVE POWER
        REPORTING                       0
       PERSON WITH
-------------------------------------------------------------------------------

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     5,244,950

10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
     |_|

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     10.9%

12.  TYPE OF REPORTING PERSON*
     PN


                        *SEE INSTRUCTION BEFORE FILLING OUT!

ITEM 1. NAME AND ADDRESS OF ISSUER

     (a)  Student Advantage, Inc.

     (b)  280 Summer Street, Boston, MA 02210

ITEM 2. NAME, ADDRESS AND CITIZENSHIP OF PERSON FILING; CLASS OF SECURITIES AND CUSIP NUMBER

     (a)  Atlas II, L.P. and Pentagram Partners

     (b)  The address of Atlas II, L.P.  and  Pentagram  Partners  is:
          630 Fifth Avenue, 20th Floor
          New York, NY 10100

     (c)  Atlas II, L.P. and Pentagram Partners are New York partnerships.

     (d)  Common Stock

     (e)  86386Q 10 5

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

     (a)  |_| Broker or Dealer registered under Section 15 of the Act

     (b)  |_| Bank is defined in Section 3(a)(6) of the Act

     (c)  |_| Insurance Company as defined in Section 3(a)(19) of the Act

     (d) |_| Investment Company registered under Section 8 of the Investment Company Act

     (e) |_| Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940

     (f) |_| Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; seess.240.13d-1(b)(1)(ii)(F)

     (g) |_| Parent Holding Company, in accordance withss.240.13d-1(b)(ii)(G) (Note: See Item 7)

     (h)  |_| Group, in accordance withss.240.13d-1(b)(1)(ii)(H)

     (i) |_| A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940.

     (j)  |_| Group, in accordance withss.240.13d-1(b)(1)(ii)J).

ITEM 4. OWNERSHIP

     (a) Amount Beneficially Owned              5,244,950

     (b) Percent of Class:                      10.9%

     (c) Number of shares as to which the person has:

        Atlas II, L.P.

          (i)  sole power to vote or to direct the vote:                                2,411,200

          (ii) shared power to vote or to direct the vote:                                      0

          (iii) sole power to dispose or to direct the disposition of:                  2,411,200

          (iv) shared power to dispose or to direct the disposition of:                         0

        Pentagram Partners

          (i) sole power to vote or to direct the vote:                                 2,833,750(1)

          (ii) shared power to vote or to direct the vote:                                      0

          (iii)  sole  power  to  dispose  or  to  direct  the  disposition  of:        2,833,750(1)

          (iv) shared power to dispose or to direct the disposition of:                         0

(1) Includes warrants to purchase 566,750 shares of common stock exercisable within 60 days.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

          If this Statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: 9.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not applicable

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

         Not applicable.

ITEM 10. CERTIFICATION

     By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transactions having that purposes or effect.

                                SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        ATLAS II, L.P.,
                                        A New York Limited Partnership



Date: May 16, 2002                      /S/ Richard Jacinto
      ---------------------             --------------------------------
                                        Richard Jacinto,
                                        General Partner

                                        PANTAGRAM PARTNERS,
                                        A New York Limited Partnership



Date: May 16, 2002                      /S/ Richard Jacinto
      --------------------              ---------------------------------
                                        Richard Jacinto,
                                        General Partner

                                EXHIBIT A

                        JOINT FILING AGREEMENT


     The  undersigned  acknowledge  and agree that the  foregoing  statement  on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other, except to the extent that it knows or has reason to believe that such information is not accurate.

                                        ATLAS II, L.P.,
                                        A New York Limited Partnership



Date: May 16, 2002                      /S/ Richard Jacinto
      ----------------------            --------------------------------
                                        Richard Jacinto,
                                        General Partner

                                        PANTAGRAM PARTNERS,
                                        A New York Limited Partnership



Date: May 16, 2002                      /S/ Richard Jacinto
      -----------------------           --------------------------------
                                        Richard Jacinto,
                                        General Partner